As filed with the Securities and Exchange Commission on April 25, 2002

                                                      Registration No. 333-_____

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                               EP MedSystems, Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                   New Jersey
         --------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                   22-3212190
                     ---------------------------------------
                     (I.R.S. Employer Identification Number)

                                100 Stierli Court
                        Mount Arlington, New Jersey 07856
                                 Telephone (973)
                                    398-2800
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Joseph M. Turner, Chief Financial Officer
                               EP MedSystems, Inc.
                                100 Stierli Court
                        Mount Arlington, New Jersey 07856
                            Telephone (973) 398-2800
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                            Steven E. Gross, Esquire
                Sills Cummis Radin Tischman Epstein & Gross, P.A.
                              One Riverfront Plaza
                          Newark, New Jersey 07102-5400
                            Telephone (973) 643-7000

        Approximate date of commencement of proposed sale to the public:
    From time to time after the effective date of this registration statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         Calculation of Registration Fee

=====================================================================================================================
                                                     Proposed maximum       Proposed maximum
   Title of each class of        Amount to be       offering price per     aggregate offering         Amount of
securities to be registered       registered             unit (1)               price (1)          registration fee
---------------------------------------------------------------------------------------------------------------------
Common Stock, no par value         3,239,685              $2.615              $8,471,776.28           $2,024.75
=====================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee based upon the average of the high and low sales price for the common stock on April 23, 2002 on the Nasdaq National Market.

The Registrant hereby amends this registration statement on such date or dates(s) as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(A) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission acting pursuant to said
Section 8(A) may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Commission becomes effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED APRIL 25, 2002

                                   PROSPECTUS

                               EP MEDSYSTEMS, INC.
                        3,239,685 Shares of Common Stock

      The shareholders identified on page 16 are offering to sell up to 3,239,685 shares of common stock of EP MedSystems, Inc., 2,489,685 of which are currently issued and outstanding and 750,000 of which are issuable upon the exercise of outstanding warrants in each case which were previously issued by us to the selling shareholders in private transactions. The outstanding shares are referred to in this prospectus as the "Shares." References in this prospectus to "EP Med," "we," "us" and "our" refer to EP MedSystems, Inc., a New Jersey corporation.

      We will receive proceeds upon the exercise of the warrants but will not receive any of the proceeds from the sale of the Shares. The expenses of the registration of the Shares under the Securities Act of 1933, as amended, and the registration or qualification of the Shares under any applicable state securities laws will be paid by EP Med.

      Our common stock is traded on the Nasdaq National Market under the symbol "EPMD." On April 23, 2002, the last reported sale price of our common stock was $2.63 per share.

      The securities offered in this prospectus involve a high degree of risk. You should consider the risk factors described in the section entitled "Risk Factors" beginning on page 4 of this prospectus.

                                   ----------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

               The date of this prospectus is ______________, 2002

      You should only rely on the information in this prospectus or any supplement or in information incorporated by reference. We have not authorized anyone else to give any information or to make any representations other than those contained in this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which that offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

                                   ----------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

About this Prospectus                                                          2
Where You Can Find More Information                                            2
Incorporation of Certain Documents by Reference                                3
Cautionary Statement Regarding Forward-Looking Statements                      4
About EP MedSystems, Inc.                                                      4
Risk Factors                                                                   6
Use of Proceeds                                                               15
Selling Shareholders                                                          15
Plan of Distribution                                                          17
Disclosure of Commission Policy on
         Indemnification for Securities Act Liabilities                       19
Legal Matters                                                                 20
Experts                                                                       20

                              ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission utilizing a "shelf registration" process. You should read this prospectus and any supplement together with additional information described under "Where You Can Find More Information" and the information we incorporate by reference in this prospectus described under the heading "Incorporation of Certain Documents by Reference."

                       WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the U.S. Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the common stock offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules. For further information regarding EP Med and the Shares, please refer to the registration statement. The statements in this prospectus are qualified in their entirety by reference to the contents of any agreement or other document incorporated in this prospectus by reference. You may inspect a copy of the registration statement without charge at the Commission's principal offices, and you may obtain copies of all or any part of the registration statement from such office upon payment of the fees prescribed by the Commission.

      We are required by the Securities Exchange Act of 1934, as amended, to file reports, proxy statements and other information with the Commission. These filings may be inspected and copied (at prescribed rates) at the Commission's Public Reference Room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the Commission and paying a fee for the copying cost. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Further, our filings with the Commission are also available to the public on the Commission's web site at http://www.sec.gov. Our reports, proxy statements and other information may also be inspected at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006.

      References in this prospectus to the "Exchange Act" shall refer to the Securities Exchange Act of 1934, as amended.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Commission allows us to incorporate by reference the information we file with the Commission by referring you to those documents. Any information we incorporate in this manner is considered part of this prospectus.

      The following documents we have filed with the Commission are incorporated by reference into this prospectus:

      (1) Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001, as amended by 10-KSB/A filed on April 8, 2002; and

      (2) the description of EP Med's common stock contained in our registration statement on Form 8-A filed on April 19, 1996.

      Additionally, all documents we file with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference into this prospectus and shall automatically update and supersede this information.

      We will provide, without charge, to each person to whom a copy of this prospectus is delivered, upon such person's written or oral request, a copy of any and all of the documents incorporated by reference in this prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests should be directed to EP MedSystems, Inc. 100 Stierli Court, Mount Arlington, New Jersey 07856, Attention: Corporate Secretary, telephone: (973) 398-2800.

      EP WorkMate(R), ALERT(R) System, SilverFlex(R), ProCath(R), V-LERT(R) and ALERT VT(R) are registered trademarks of EP Med. EP-3(TM) Stimulator, ViewFlex(TM) and ViewMate(TM) are trademarks of EP Med.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus and the documents that we incorporate by reference contain certain statements that we believe are, or may be considered to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may relate to such matters as anticipated financial and operational performance, business prospects, technological developments, results of clinical trials, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. We emphasize to you that a variety of factors could cause EP Med's actual results and experience to differ materially from the anticipated results or other expectations expressed in EP Med's forward-looking statements. When we use the words or phrases "believe," "anticipate," "expect," "intend," "will likely result," "estimate," "project" or similar expressions in this prospectus, we intend to identify such forward-looking statements, but they are not the exclusive means by which such statements are made. The forward-looking statements are only expectations and/or predictions which are subject to risks and uncertainties including the significant factors discussed herein under "Risk Factors" and general economic, market or business conditions, opportunities or lack of opportunities that may be presented to EP MedSystems, competitive actions, changes in laws and regulations and other matters discussed herein in the sections entitled "Item 1
- Business," "Item 3 - Legal Proceedings" and "Item 6 - Management's Discussion and Analysis or Plan of Operation" of some of the reports incorporated by reference. The forward-looking statements included in this prospectus, the applicable prospectus supplement and/or the relevant incorporated reports are made only as of the date of this prospectus, the applicable prospectus supplement or the relevant incorporated report, as the case may be, and, except as required by law, we undertake no obligation to publicly update these forward-looking statements to reflect subsequent events or circumstances. We caution readers to review the cautionary statements set forth in this prospectus and in EP Med's other reports filed with the Securities and Exchange Commission and caution that other factors may prove to be important in affecting EP Med's business and results of operations. We caution you not to place undue reliance on these forward-looking statements.

                            ABOUT EP MEDSYSTEMS, INC.

      The following summary highlights information contained elsewhere in this prospectus. It may not contain all of the information that is important to you. You should read the entire prospectus carefully, especially the discussion regarding the risks of investing in the common stock of EP MedSystems under the Section entitled "Risk Factors," before investing in the EP MedSystems common stock. ALERT(R) and EP-WorkMate(R) are registered trademarks of EP MedSystems. EP-3(TM), SilverFlex(TM), U-View(TM) and ViewMate(TM) are trademarks of EP MedSystems.

Business

      EP MedSystems, Inc., which we also refer to in this report as "EP Med", was incorporated in New Jersey in January 1993 and operates in a single industry segment. We develop, manufacture and market a line of products for the cardiac electrophysiology market used to diagnose, monitor and treat irregular heartbeats known as arrhythmias. Since inception, we have acquired technology, have developed new products and have begun marketing various electrophysiology products, including the EP-WorkMate(R) electrophysiology work station, the EP-3(TM) Stimulator, diagnostic electrophysiology catheters and the ALERT(R) System including the ALERT(R) Companion and ALERT(R) internal cardioversion catheters and related disposable supplies like our unique one-piece catheter.

      EP Med's leading product is the EP-WorkMate(R), a computerized electrophysiology workstation that monitors displays and stores cardiac electrical activity and arrhythmia data. The EP-WorkMate(R) offers, among other features, display and storage of up to 192 intracardiac signals, real-time analysis and integration with our own proprietary systems, such as the EP-3(TM) Stimulator, as well as with other technologies and systems. The EP-3(TM) Stimulator is a computerized signal generator and processor which, when integrated with the EP-WorkMate(R), is used to stimulate the heart with electrical impulses in order to locate arrhythmia. We believe that the EP-WorkMate(R), when integrated with the EP-3(TM) Stimulator, offers the most advanced computer system available to the electrophysiology market. During 2001, the EP-WorkMate(R) and EP-3(TM) Stimulator accounted for approximately 86% of our total sales revenues. EP Med also markets a line of diagnostic electrophysiology catheters for stimulation and sensing of electrical signals during electrophysiology studies, which represented approximately 6% of EP Med's total sales revenues in 2001.

      We have identified the diagnosis and treatment of atrial fibrillation, a particular type of arrhythmia, as an area of interest for our ongoing development efforts. Atrial fibrillation is a condition where waves of energy collect within the atria, the upper chambers of the heart, causing erratic electrical signals which prevent the atria from providing appropriate blood flow output. Atrial fibrillation is the most prevalent type of abnormal heart rhythm which, in 2000, was estimated to afflict over 5,000,000 people worldwide (approximately 2 million of such patients in the United States) with an estimated 200,000 to 400,000 new cases diagnosed each year. Although not immediately life-threatening, atrial fibrillation exhibits symptoms such as palpitations, fatigue and dizziness, among other symptoms. Atrial fibrillation is linked to a significantly increased risk of stroke and to a diminished lifestyle due to decreased cardiac output.

      In an effort to address this medical condition, we have developed a new product for internal cardioversion of atrial fibrillation known as the ALERT(R) System, which uses a patented electrode catheter to deliver measured, variable, low-energy, bi-phasic electrical impulses directly to the inside of the heart to convert atrial fibrillation to a normal heart rhythm. We have obtained Class III Design Examination Certification from a European Notified Body allowing us to label the ALERT(R) System with a CE Mark, an international symbol of adherence to quality assurance standards, design reviews and hazard analysis, which permits us to sell the ALERT(R) System in the European Community. International sales of the ALERT(R) System and related catheters accounted for approximately 8% of EP Med's total sales revenues in 2001. The ALERT(R) System is not approved for sale in the United States, but we have completed clinical trials and have submitted our application for pre-market approval of the device to the U.S. Food and Drug Administration and have responded to FDA requests for supplemental information; we are awaiting further action on this application and on other regulatory matters; see the Section entitled "Description of Business--Government Regulation." We are hopeful that we will receive approval to market and sell the ALERT(R) System in the U.S. during 2002.

      We also are involved in the development of an intracardiac ultrasound product line including the ViewMate(TM) ultrasound imaging console and Viewflex(TM) intracardiac imaging catheters. These products offer high-resolution, real-time ultrasound capability designed to improve a physician's or clinician's ability to visualize the inside of the chambers of the heart. We believe that the ViewMate(TM) Ultrasound System may play an important diagnostic role allowing more effective treatment of complex cardiac arrhythmias such as ventricular tachyarrhythmia and atrial fibrillation. Our ultrasound products currently are not approved for sale. We previously submitted an application to the U.S. Food and Drug Administration for 510(k) approval for marketing clearance based on the device's substantial equivalence to a legally marketed device but later changed the system design and abandoned this application. A new submission and design dossier are in the process of being completed and we expect to complete final electrical testing in the second quarter of 2002. We expect to file for 510(k) approval and CE Mark authorization in the second half of 2002. We do not anticipate receiving approval to sell the ViewMate(TM) Ultrasound System until the fourth quarter of 2002, if approved at all.

      We have a history of operating losses and we expect that our future operating expenses will continue to increase and, as such, we are likely to continue to have operating losses.

      For additional information relating to our business, operations, properties and other matters, see the documents referred to above under the Section entitled "Where You Can Find More Information " and the information we incorporate by reference in this prospectus described under the Section entitled "Incorporation of Certain Documents by Reference."

Corporate Information

      EP MedSystems was incorporated in New Jersey in January 1993 and operates in a single industry segment. Our principal offices are located at 100 Stierli Court, Suite 107, Mount Arlington, New Jersey 07856, and our telephone number is 973-398-2800.

EP MedSystems Common Stock

      EP MedSystems common stock trades on the Nasdaq National Market under the symbol "EPMD."

                                  RISK FACTORS

      An investment in EP MedSystems involves a high degree of risk. You should carefully consider the following risk factors and other information in this prospectus before deciding to buy our common stock. There may be other additional risks and uncertainties that we do not know of or that we do not consider material at this time. Also, these risk factors may be supplemented or revised by information set forth in our periodic and current reports under the Exchange Act of 1934, as amended, and we hereby incorporate such supplemented information and revisions by reference. See the Section entitled "Incorporation of Certain Documents by

Reference." If these risks occur, our business, financial condition and results of operations will suffer. In such case, the trading price of our common stock could decline and you could lose all or part of your investment. Additionally, this prospectus contains forward-looking statements that involve uncertainties and EP Med's actual results may differ significantly for those expressed in forward-looking statements. This Section discusses factors that can cause those differences. See the Section entitled "Cautionary Statement Regarding Forward-Looking Statements," above.

We have a history of operating losses and expect future losses.

      EP MedSystems was incorporated in January 1993 and completed its initial public offering of common stock in June 1996. We have incurred substantial operating losses in each year since incorporation with aggregate losses of approximately $3,533,000 for the period from 1993 through 1995 and annual losses in the approximate amounts set forth below in the years since our initial public offering:

                  1996              $1,571,000
                  1997              $4,864,000
                  1998              $4,511,000
                  1999              $2,996,876
                  2000              $4,633,652
                  2001              $4,089,105

      As of December 31, 2001, we had an accumulated deficit of approximately $26.2 million. Our present product sales did not cover our operating expenses of approximately $14.2 million for the year ended December 31, 2001 and $14.6 million for the year ended December 31, 2000. Additionally, we expect that our 2002 operating expenses will exceed those for 2001 and will not be covered by our 2002 sales revenues. Further, we expect that our future operating expenses will continue, and as such, we may incur operating losses.

The funds which may be obtained pursuant to our agreement with Fusion Capital may be insufficient to support our capital needs beyond 2002.

      Our agreement with Fusion Capital is for twenty-five months from the consummation of the transaction in October 2001 and, as such could provide us with sufficient funding to sustain our operations for up to two years from that time, but the extent to which we rely on Fusion Capital as a source of financing will depend on a number of factors, including the prevailing market price of our common stock. Under the agreement we only have the right to receive $20,000 per trading day unless our stock price equals or exceeds $5.00 per share for a specified period, in which event the daily purchase amount may be increased. Since we initially have registered 2,475,000 shares for sale by Fusion, there is a direct correlation between our stock price and the amount of funds we will be able to access if our stock price is below $5.00 per share without registering and issuing any additional shares. We will need to seek shareholder approval to issue more than 2,716,144 shares of our common stock to Fusion Capital. If obtaining sufficient funding from Fusion Capital were to prove prohibitively expensive and if we are unable to generate significant sales of our products in the near term, we will need to secure another source of funding in order to satisfy our working capital needs or significantly curtail our operations. Should the funding we require be unavailable or prohibitively expensive when we require it, the consequences would have a material adverse effect on our business and financial condition.

Our success will depend on continued market acceptance of the EP-WorkMate(R).

      Our ability to increase revenues over the next several years will depend on the continued acceptance by electrophysiologists of one of our products, the EP-WorkMate(R) computerized monitoring and analysis workstation. The EP-WorkMate(R) accounted for 82% and 80% of our product sales in the years ended December 31, 2001 and 2000, respectively, and is expected to account for a significant portion of our 2002 revenues. Because the EP-WorkMate(R) has a list price of approximately $140,000 with an integrated EP-3(TM) Stimulator, each sale of an EP-WorkMate(R) represents a relatively large percentage of our net sales. We cannot be sure that the EP-WorkMate(R)'s present level of market acceptance and sales can be maintained, a decrease in either of which could have a material adverse effect on our business and financial condition.

Our success will depend on approval of the ALERT(R) System and resolution of regulatory items.

      Our long-term success depends on the success of one of our products, the ALERT(R) System. Although approved for sale in the European Community, the ALERT(R) System has not been approved by the U.S. Food and Drug Administration and cannot be sold commercially in the United States without FDA approval. FDA approval is based upon, among other things, the results of clinical trials that demonstrate the safety and effectiveness of the device. We have completed clinical trials and have submitted an application to the FDA for pre-market approval ("PMA") of the ALERT(R) System and, in April 2001, we received comments and notification of deficiencies relating to such application. We had discussions with the FDA regarding the issues raised in the notification and, in July 2001, we submitted our response to the FDA and subsequently, we have had further communications with the FDA. As a consequence of the status of our PMA submission, the timing of approval to market and sell the ALERT(R) System in the U.S. cannot be predicted with any accuracy but we are hopeful that we will receive the PMA during 2002.

Our success will depend on successful commercialization of the ALERT(R) System.

      If we receive approval from the U.S. Food and Drug Administration to market the ALERT(R) System in the United States, we, nevertheless, will be faced with obstacles to successful commercialization. The commercial success of the product will depend significantly upon acceptance by physicians. Physician acceptance will depend upon, among other things, substantial favorable clinical experience, advantages over alternative treatments, cost effectiveness, and favorable reimbursement policies of third-party payors such as insurance companies, Medicare and other governmental programs. Our failure to obtain market acceptance of the ALERT(R) System could have a material adverse effect on our business and financial condition.

Our success will depend on our ability to manufacture the ALERT(R) System profitably.

      If we receive approval from the U.S. Food and Drug Administration to market the ALERT(R) System in the United States and we obtain market acceptance of the product, profitability of the ALERT(R) System, nevertheless, will depend on our ability to manufacture the product efficiently and economically in commercial quantities. We have manufactured the components of the ALERT(R) System only in limited quantities. We may not be able to attain efficient manufacturing levels. Further, we will also be dependent on sub-contractors for certain key components of the ALERT(R) System. Our failure to obtain manufacturing efficiency and reliable sub-contractors could have a material adverse effect on our business and financial condition.

A few of our shareholders, acting together, are able to influence, and possibly control, most matters requiring shareholder approval thereby limiting the influence which other shareholders can exercise over EP Med's business.

      As a result of the private placement financing with Cardiac Capital LLC and Texada Trust completed in the first quarter of 2001, David Jenkins, Chairman of the Board and a shareholder of EP MedSystems, who is also a 50% owner of Cardiac Capital, LLC, beneficially owns, in the aggregate, shares representing approximately 21.5% of the outstanding shares of common stock, assuming warrants held are fully exercised. As a result, David Jenkins and Cardiac Capital, LLC, acting together, are able to influence significantly, and possibly control, most matters requiring approval of the shareholders of EP Med, including approval of amendments to EP Med's certificate of incorporation, mergers, a sale of all or substantially all of EP Med's assets, going private transactions and other fundamental transactions. EP Med's certificate of incorporation does not provide for cumulative voting with respect to the election of directors. The certificate of incorporation does provide for staggered elections of our Board of Directors. As a result, Mr. Jenkins and his affiliates may be able to control the election of members of our Board. Such a concentration of ownership could affect the liquidity of EP Med's common stock and have an adverse effect on the price of the common stock and may have the effect of delaying or preventing a change in control of EP MedSystems, including transactions in which the shareholders might otherwise receive a premium for their shares over current market prices.

Our business and financial condition are subject to various risks and uncertainties arising from domestic and international laws and regulations.

      United States. In the United States, the development, testing, manufacture, labeling, marketing, promotion and sale of medical devices is regulated principally by the U.S. Food and Drug Administration under the Federal Food, Drug and Cosmetic Act. The FDA has broad discretion in enforcing compliance with that statute and its regulations. Our ability to continue to sell our products commercially, is subject to continuing FDA oversight of the on-going design, manufacturing, packaging, labeling, storage and quality of our medical devices. Noncompliance can result in fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure to grant pre-market clearance or pre-market approval for devices, withdrawal of marketing approvals and criminal prosecution any of which could have a material adverse effect on our business and financial condition.

      In July 2001, subsequent to an inspection of our manufacturing facility in West Berlin, New Jersey by the FDA, we received a "warning letter" from the FDA requiring us to investigate and correct various observations made by the FDA with respect to violations at the facility and relating to our procedures primarily pertaining to design controls and manufacturing process controls. We responded to all of the issues raised in the "warning letter" and the FDA subsequently completed a re-audit of the facility in January 2002. On March 20, 2002, EP Med met with the FDA to review the GMP/PMA audit. The conclusion of that meeting was to schedule a follow-up limited scope re-affirmation visit which is scheduled to occur in April 2002. This follow-up validation was required given the facility is being cleared for a GMP/PMA approval. If the FDA is not satisfied with the follow-up, it could require us to make additional changes as it has in the past or, it could take regulatory actions against us including license suspension, revocation and/or denial, seizure and/or injunction and/or civil penalties. Any such action is likely to have a material adverse effect upon our business and financial condition.

      International. In order for us to market our products in Europe and certain other foreign jurisdictions, we must obtain required regulatory approvals and clearances and otherwise comply with extensive regulations regarding safety and manufacturing processes and quality. These regulations, including the requirements for approvals or clearance to market and the time required for regulatory review, vary from country to country. Foreign countries also often have extensive regulations regarding safety, manufacturing processes and quality that differ from those in the United States and must be met in order to continue sale of a product within the country. We may not be able to obtain regulatory approvals in such countries or we may be required to incur significant costs in obtaining or maintaining our foreign regulatory approvals. Failure to obtain approvals or delays in the receipt of approvals to market our products and/or failure to maintain the approvals we currently have and those which we may receive in the future would have a material adverse effect on our business, operating results, financial condition and prospects. Presently, we are permitted to sell some of our products in countries that are members of the European Union and the European Free Trade Association. We cannot be sure that we will be successful in maintaining that permission.

Our success will depend, in part, on our ability to keep pace with technological and marketplace changes.

      The electrophysiology market is characterized by rapidly changing technology, new products and industry standards. Accordingly, our ability to compete depends on our ability to develop new products and improve existing ones. The research and development necessary for new products and for product refinements can take longer and require greater expenditures than expected, and might not succeed. Moreover, our new products and product refinements might not be accepted by physicians and patients.

Our patents and proprietary rights might not provide sufficient protection.

      Our success and ability to compete in the marketplace will depend in part upon our ability to protect our proprietary technology and other intellectual property. We seek patents on our important inventions, have acquired patents and have entered into license agreements to obtain rights under selected patents of third parties that we consider important to our business. Patents might not be issued on our patent applications and applications for which we have acquired licenses. Further, if those patents are issued, they may not be of sufficient scope and strength to provide us with meaningful protection or commercial advantage. Additionally, these patents may be challenged, invalidated or circumvented in the future. Moreover, our competitors, many of whom have substantial resources and have made substantial investments in competing technologies, may presently have or may seek patents that will prevent, limit or interfere with our ability to make, use or sell our products in the U.S. and other countries.

      In addition to patents, we rely on a combination of trade secrets, copyrights and trademarks to protect our intellectual property rights. For example, our software (which is an integrated component in the EP-WorkMate(R) and EP-3(TM) Stimulator) is not patented and existing copyright laws offer only limited practical protection from misappropriation. Our competitors may independently develop substantially equivalent proprietary technology.

Intellectual property litigation could harm our business.

      While we do not believe that we are infringing any patents or other intellectual property rights of others, litigation over infringement claims is frequent in the medical device industry and could arise. This kind of litigation, with or without merit, would be time consuming and costly, and could cause shipment delays, require us to develop alternative technology or require us to enter into costly royalty or licensing agreements. Further, if necessary licenses are not available to us on satisfactory terms, we may not be able to redesign our products or processes to avoid alleged infringement. Accordingly, we could be prevented from manufacturing and selling some of our products. Also, competitors might infringe our patents and trade secrets. Costly and time consuming litigation may be necessary to enforce our patents and to protect our trade secrets.

If we are unable to pay royalties we may lose our rights to use certain important technology.

      We have entered into several technology agreements, which require us to pay royalties, including, in some cases, minimum annual royalties. In 2001, we had royalty expenses equal to approximately $51,000 payable in connection with those agreements. Under the terms of our agreement relating to the SilverFlex(R) technology, minimum royalties became payable in 2001 at the rate of $3,000 per quarter or, in the alternative, at our option, we may grant to the inventor of the technology, Allan Willis, a non-exclusive, royalty-free license to the patent allowing him to use the technology as well as sublicensing it to third parties. Royalty payments have not become payable under our other technology agreements as yet. If we do not pay these royalties, we may be in breach of our technology agreements and could lose the rights granted to the technology under these agreements. The loss of these rights would effect our ability to make, market and sell the ALERT(R) product line and the SilverFlex(R) product line, which could have a material adverse impact on our business and financial condition.

We face significant competition, which affects our likelihood of success.

      The medical device market, particularly in the area of electrophysiology products, is highly competitive. Many of our competitors have access to significantly greater financial, marketing and other resources. Further, the medical device market is characterized by rapid product development and technological change. Our present and future products could become obsolete or uneconomic through technological advances by one or more of our competitors. For example, the ALERT(R) System is a new technology that must compete with established treatments for atrial fibrillation as well as with new treatments currently under development by other companies. Our future success will depend on our ability to remain competitive with other developers of medical devices and therapies.

Third-party reimbursement might be denied or not be available for some of our products.

      Our products are generally purchased by physicians or medical institutions. In the U.S., third-party payors, such as Medicare, Medicaid and private insurers, are then billed for the healthcare services provided to patients using those products. Similar reimbursement arrangements exist in several European countries. Third-party payors may deny or limit reimbursement for our existing products and future products, such as the ALERT(R) System. Third-party payors are increasingly challenging the prices charged for medical products and services and are putting pressure on medical equipment suppliers to reduce prices. Procedures involving the EP-WorkMate(R) and the ALERT(R) System currently are eligible for reimbursement. However, changes in FDA regulations, Medicare regulations or in other third-party payor policies, could reduce or make either or both Medicare or other third-party reimbursement unavailable for procedures using our existing products and, if approved by the FDA, for the ALERT(R) System. Any of these occurrences could have a material adverse affect on business and financial condition.

We might not be able to maintain or effectively manage our sales force, which would reduce our ability to promote and sell our products.

      We utilize our own domestic direct sales and marketing force to sell and promote our products in the U.S. We might not be able to continue to attract and retain qualified and capable individuals who can successfully promote our products.

      We are also in the process of expanding our marketing internationally and will continue to rely on third-party distributors in foreign markets. We formed a U.S. subsidiary located in France in 1999 and have a U.S. subsidiary, with a branch in the United Kingdom, to increase sales, to improve distributor relationships and customer service and to assist in the introduction of the ALERT(R) System in Europe. We generate sales through a Japanese distributor and have a distribution network in the Asian markets. Some of our agreements with third-party distributors are oral, and many of our distributor agreements, both written and oral, are terminable by the distributors. While we do not consider any one distributor to be material to our business, we might not be able to replace existing distributors on a timely basis if present relationships are terminated. Further, we might not be able to make arrangements with new distributors to access new international markets and both current and future distributors might not be successful in actively and effectively marketing our products.

Our business could be subject to product liability claims, which, if successful, could have a material adverse effect on our business and financial condition.

      The manufacture and sale of our products involves the risk of product liability claims. Our products are highly complex and some are, or will be, used in relatively new medical procedures and in situations where there is a potential risk of serious injury, adverse side effects or death. Misuse or reuse of our catheters may increase the risk of product liability claims. We currently maintain product liability insurance with coverage limits of $5,000,000 per occurrence and $5,000,000 in the aggregate per year. This insurance is expensive and may not be available to us in the future. A successful claim against us or settlement by us in excess of our insurance coverage or our inability to maintain insurance could have a material adverse effect on our business and financial condition.

We have limited manufacturing experience and depend on outside sources for the manufacture of critical components of our products.

      We have limited manufacturing experience in manufacturing our catheter products. Further, we have limited experience manufacturing these products in the volume that will be necessary for us to achieve significant commercial sales in the event of significant demand. While we have expanded our catheter manufacturing facilities and have hired and trained additional personnel, we may not be able to establish or maintain reliable, high-volume, cost-effective manufacturing capacity. Moreover, we may encounter difficulties in increasing our manufacturing capacity, including problems involving production yields, quality control and assurance, component supply shortages, shortages of qualified personnel, compliance with FDA regulations and the need for further regulatory approval on new manufacturing processes. Additionally, we rely on outside sources for the manufacturing of critical components for the ALERT(R) Companion, EP-WorkMate(R) and EP-3(TM) Stimulator. Any interruption in this supply from our outside sources would have a material adverse effect on our ability to deliver our products. If an interruption were to occur, we may not be able to reach an acceptable arrangement with an alternative source of supply on a timely basis. Our failure to find alternative manufacturing sources would have a material adverse effect on our business and financial condition.

We rely on international sales, which expose us to risks of foreign operations.

      In the year ended December 31, 2001, approximately 38% of our sales were derived outside the U.S. We expect international sales will continue to represent a significant percentage of our total sales and we intend to continue to increase our operations outside of the United States. We sell our products in the countries of the European Community and in Japan, Turkey, Saudi Arabia and China, among others. Our reliance on international sales subjects us to fluctuations in currency exchange rates in Europe in connection with the Euro and pounds sterling, though sales in other jurisdictions are paid in U.S. dollars. Management has determined that the impact of foreign currency risks on sales are small since a majority of sales are billed in U.S. dollars. EP Med does incur translation gains/losses, which are recorded in Stockholders' Equity. EP Med's cumulative translation loss was $80,000 at December 31, 2001.

      We experience the risks of unstable economies and political regimes in our foreign selling markets such as Turkey, Saudi Arabia and China, among others. Other risks of reliance on foreign sales include the following:

                  o     export license requirements;
                  o     unexpected changes in regulatory requirements;

                  o     extended collection periods for accounts receivable;
                  o potentially inadequate protections of intellectual property rights; and
                  o     restrictions on repatriation of earnings.

These factors could have a material adverse effect on our ability to maintain and expand foreign sales. Our failure to maintain and expand foreign sales would have a material adverse effect on our business and financial condition.

Potential issuance of preferred stock may delay, defer or prevent corporate takeover.

      The Board of Directors has the authority to issue up to 5,000,000 shares of undesignated preferred stock and to determine the rights, preferences, privileges and restrictions of such shares without any further vote or action by the shareholders. The potential issuance of preferred stock under certain circumstances may have the effect of delaying, deferring or preventing a change in control of EP Med or otherwise adversely affecting the rights of the holders of common stock.

The market price of our common stock has been and may continue to be highly volatile.

      Factors, including announcements of technological innovations by us or other companies, regulatory matters, new or existing products or procedures, concerns about our financial position, operating results, litigation, government regulation, developments or disputes relating to agreements, patents or proprietary rights, may have a significant impact on the market price of our stock. In addition, potential dilutive effects of future sales of shares of common stock by shareholders and by EP Med, including sales of our common stock by Fusion Capital and the possible subsequent sale of common stock by the holders of warrants and options, could have a material adverse effect on the prices of our securities.

We must comply with the continued listing requirements of the Nasdaq National Market or we may be delisted or down-listed to the Nasdaq SmallCap Market.

      Our continued listing on the Nasdaq National Market is subject to our compliance with all continued listing requirements set forth in the Nasdaq Marketplace Rules. We have previously failed to meet some of the continued listing requirements from time to time for a brief period and then cured whatever defect caused the temporary noncompliance. We cannot be sure that we will be successful in our efforts comply with the continued listing requirements in the future or that if we fail to do so on a temporary basis that the Nasdaq National Market will allow us to continue to list on that system. Our failure to comply or promptly to cure a noncompliance could result in our stock being delisted or, down-listed to the Nasdaq SmallCap Market. If our stock is delisted, trading, if any, in the stock would thereafter be conducted in the over-the-counter market in the "pink sheets" or the National Association of Securities Dealers' "Electronic Bulletin Board" and the liquidity of our stock could be materially impaired.

The sale of our common stock to Fusion Capital may cause substantial dilution and the sale of the shares acquired by Fusion Capital could cause the price of our common stock to decline.

      The purchase price for the common stock to be issued to Fusion Capital under our common stock purchase agreement will fluctuate based on the closing price of our common stock. Since we have initially registered 2,475,000 shares in this offering for Fusion Capital to purchase under the agreement (exclusive of the 225,000 shares issued to Fusion Capital as a commitment fee), our stock price will need to exceed $5.00 per share for us to be able to access the maximum proceeds of $10 million under the agreement. The lower the purchase price the greater the reduction in the amount of proceeds available to us under the equity line and the greater the dilution. In the event that we decide to issue a number of shares that represents greater than 19.9% of our outstanding shares of common stock, we would first seek shareholder approval in order to be in compliance with Nasdaq Marketplace Rules.

      Fusion Capital may sell none, some or all of the other shares of common stock purchased from us at any time. We expect that shares registered in this offering will be sold over a period of up to 25 months from October 17, 2001, the date on which the transaction was consummated. Depending upon market liquidity at the time, a sale of shares under this offering at any given time could cause the trading price of our common stock to decline. The sale of a substantial number of shares of our common stock under this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that it might otherwise wish to effect sales.

The existence of the common stock purchase agreement with Fusion Capital to purchase shares of our common stock could cause downward pressure on the market price of our common stock.

      Both the actual dilution and the potential for dilution resulting from sales of our common stock to Fusion Capital could cause shareholders to elect to sell their shares of our common stock, which could cause the trading price of our common stock to decrease. In addition, prospective investors anticipating the downward pressure on the price of our common stock due to the shares available for sale by Fusion Capital could refrain from purchases or effect sales in anticipation of a decline of the market price.

                                 USE OF PROCEEDS

      The shares of common stock are being offered solely for the accounts of the selling shareholders identified in this prospectus or any supplement or amendment thereto. The net proceeds from the sale of the Shares will be received by the selling shareholders. We will not receive any proceeds from the sale of the Shares by the selling shareholders.

                              SELLING SHAREHOLDERS

      The following table identifies the selling shareholders and sets forth certain information regarding the number of Shares beneficially owned by each selling shareholder as well as the number of shares each selling shareholder or its nominee may sell pursuant to this prospectus. This information has been obtained from the selling shareholders. The Shares are being registered to permit public secondary trading of the Shares which the selling shareholders may offer for resale from time to time. Because the selling shareholders may sell all or some of the shares of common stock covered under this prospectus, no estimate can be given as to the number of shares that will be held by the selling shareholders upon termination of any such shares for purposes of compiling this table, we have assumed that the selling shareholders will sell all of the shares offered hereby. The information in the table is as of the date of this prospectus.

                                         Shares of Common                          Shares of Common
                                        Stock Beneficially    Shares of Common       Stock to be         Percentage
                                           Owned Before         Stock Being       Beneficially Owned    Owned After
Name of Selling Shareholder                Offering (1)           Offered         After Offering (2)    Offering (3)
----------------------------------------------------------------------------------------------------------------------
Cardiac Capital, LLC                       3,343,400           2,250,000(5)          1,093,400              7.4%(6)
2170 Piedmont Road, N.E.
Atlanta, Georgia 30324 (4)
----------------------------------------------------------------------------------------------------------------------
Medtronic, Inc.                            1,131,779             300,000               831,779              5.7%
710 Medtronic Parkway
Minneapolis, Minnesota
55432-5604 (7)
----------------------------------------------------------------------------------------------------------------------
Century Medical, Inc.                        585,938             585,938                     0                0
1-6-4, Ohsaki,
Shinagawa-ku Tokyo
141-8588 Japan (8)
----------------------------------------------------------------------------------------------------------------------
Sills Cummis Radin Tischman                  103,747             103,747                     0                0
Epstein & Gross, P.A.
One Riverfront Plaza
Newark, New Jersey  07102 (9)

(1) Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act.

(2) Assumes that all of the Shares offered by each of the selling shareholders hereunder have been sold.

(3) Percentages are based upon the assumption that all the Shares offered by such selling shareholder have been sold and are computed on the basis of 14,663,652 shares of common stock issued and outstanding as of March 25, 2002 together with the applicable options and/or warrants for such selling shareholder.

(4) Cardiac Capital, LLC, a Georgia limited liability company, reports its beneficial ownership as part of a group comprised of itself, Rollins Investment Fund, a Georgia general partnership and a 50% owner of Cardiac Capital, Messrs. R. Randall Rollins and Gary W. Rollins, the equal partners in Rollins Investment Fund, and David A. Jenkins, Chairman of the Board and Chief Executive Officer of EP MedSystems and the other 50% owner of Cardiac Capital. It is only 1,500,000 shares of common stock and 750,000 shares issuable upon the exercise of outstanding warrants owned of record by Cardiac Capital which are included in this offering and exercisable at a price of $4.00 per share.

      All other securities reflected are beneficially owned directly or indirectly by David Jenkins.

(5) The Shares offered by Cardiac Capital, LLC hereunder were purchased on March 28, 2001, in connection with a placement of EP Med's common stock and warrants. The amount offered includes 750,000 shares issuable upon the exercise of outstanding warrants owned of record by Cardiac Capital, LLC the exercise price for which is $4.00 per share. We received aggregate gross offering proceeds of $3,250,000 without giving effect to the possible exercise of warrants, based on a per shares price of $1.99 per share of common stock and $0.02 per warrant share.

(6) Assuming all of the shares offered by Cardiac Capital hereunder are sold, the remaining beneficial ownership shall be indirectly through David A. Jenkins as a 50% owner of Cardiac Capital.

(7) The Shares offered by Medtronic, Inc. hereunder were purchased as of October 23, 2001, in connection with a placement of EP Med's convertible preferred stock which the selling shareholder elected to convert. We received aggregate gross offering proceeds of $1.2 million from this financing for an aggregate 673,779 shares of convertible preferred stock, based on a per share price of $1.781. We are also a party to a debt financing with an affiliate of Medtronic which provided an aggregate of $3.2 million. The financing transaction, evidenced by a note purchase agreement and secured promissory note bearing interest at two percentage points over the prime rate, provides that the principal and all accrued interest on the note are to be repaid on November 15, 2003 and that the note is secured by a pledge by David A. Jenkins, EP Med's Chief Executive Officer and a director and shareholder of EP Med, of 300,000 shares of common stock of Transneuronix, Inc., a privately-held corporation engaged in the development of neuro-muscular stimulation devices.

(8) The Shares offered by Century Medical, Inc. hereunder were purchased as of October 23, 2001, in connection with a placement EP Med's convertible preferred stock which the selling shareholder elected to convert. We received aggregate gross offering proceeds of $1.2 million from this financing for an aggregate 585,938 shares of convertible preferred stock, based on a per share price of $2.048. Century Medical has been the distributor of EP Med's products in Japan since 1998.

(9) The Shares offered by Sills Cummis Radin Tischman Epstein & Gross, P.A., legal counsel to EP MedSystems, were issued by EP Med in October 2001, in payment of a portion of EP Med's costs for legal services rendered equal to approximately $153,000; the price of such shares was based upon the average closing stock price of EP Med's common stock for the ten trading days prior to the date the parties agreed to this form of payment.

                              PLAN OF DISTRIBUTION

      We have been advised that the selling shareholders, including their donees, pledgees, transferees or other successors in interest, may effect sales of the Shares directly, or indirectly by or through underwriters, agents or broker-dealers, and that the Shares may be sold by one or a combination of several of the following methods:

            1.    ordinary brokerage transactions;

            2. an underwritten public offering in which one or more underwriters participate;

            3. through put or call options transactions or hedging transactions relating to the Shares;

            4.    through short sales;

            5. purchases by a broker-dealer as principal and resale by that broker-dealer for its own account;

            6.    in "block" sale transactions; and

            7.    in privately negotiated transactions.

      The Shares will be sold at prices and on terms then prevailing in the market, at prices related to the then-current market price of the Shares, or at negotiated prices. At the time that a particular offer is made, a prospectus supplement, if required, will be distributed that describes the name or names of underwriters, agents or broker-dealers, any discounts, commissions and other terms constituting selling compensation and any other required information. Moreover, in effecting sales, broker-dealers engaged by any selling shareholder and/or the purchasers of the Shares may arrange for other broker-dealers to participate in the sale process. Broker-dealers will receive discounts or commissions from the selling shareholders and/or the purchasers of the Shares in amounts that be negotiated prior to the time of sale. Sales will be made only through broker-dealers properly registered in a subject jurisdiction or in transactions exempt from registration. Any of these underwriters, broker-dealers or agents may perform services for us or our affiliates in the ordinary course of business. We have not been advised of any definitive selling arrangement at the date of this prospectus between any selling shareholder and any underwriter, broker-dealer or agent.

      Selling shareholders also may resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 of the Securities Act, provided that they meet the criteria and conform to the requirements of such rule.

      When Shares are to be sold to underwriters, unless otherwise described in the applicable prospectus supplement, the obligations of the underwriters to purchase the Shares will be subject to conditions precedent but the underwriters will be obligated to purchase all of the Shares if any are purchased. The Shares will be acquired by the underwriters for their own account and may be resold by the underwriters, either directly to the public or to securities dealers, from time to time in one or more transactions, including negotiated transactions. These sales can occur either at fixed public offering prices or at varying prices determined at the time of sale. The initial public offering price, if any, and any concessions allowed or reallowed to dealers, may be changed from time to time. Those underwriters may be entitled, under agreements with us, to indemnification from us against certain civil liabilities, including liabilities under the Securities Act, or to contribution by us to payments that they may be required to make in respect of those civil liabilities.

      Any broker or dealer participating in any distribution of Shares in connection with the offering made by this prospectus may be considered to be an "underwriter" within the meaning of the Securities Act and may be required to deliver a copy of this prospectus, including a prospectus supplement, if required, to any person who purchases any of the Shares from or through that broker or dealer.

      Under the rules and regulations of the Exchange Act, any person engaged in the distribution or the resale of shares may not simultaneously engage in market making activities with respect to EP Med's common stock for a period of two business days prior to the commencement of such distribution. The selling shareholders and any other person who participates in a distribution of the Shares will also be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including the anti-manipulation rules of Regulation M, which provisions may limit the timing of purchases and affect the marketability of the shares and the ability of any person to engage in market making activities for shares of our common stock.

      We have the right to suspend use of this prospectus under certain circumstances for a period of not more than 120 days in any twelve-month period. We expect we would need to exercise this right if a preliminary corporate development would exist which may materially affect our stock price and such development has not been appropriately publicly disclosed.

      At the time a particular offering of the Shares is made, to the extent required, a prospectus supplement will be distributed which will set forth the number of shares being offered and the terms of the offering, including the purchase price or public offering price, the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for shares purchased from the selling shareholders, any discounts commissions and other items constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

      We will not receive any of the proceeds from the sales of the Shares by the selling shareholders. We have agreed to pay for the costs of registering the Shares under the Securities Act, including the registration fee under the Securities Act, reasonable fees and disbursements of our counsel, accounting fees and printing fees. The selling shareholders will bear all other expenses in connection with this offering, including brokerage commissions.

                       DISCLOSURE OF COMMISSION POLICY ON
                  INDEMNIFICATION FOR SECURITES ACT LIABILITIES

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

                                  LEGAL MATTERS

      Certain legal matters with respect to the validity of the Shares offered pursuant to this prospectus have been passed upon for us by Sills Cummis Radin Tischman Epstein & Gross, P.A., Newark, New Jersey.

                                     EXPERTS

      The consolidated financial statements, incorporated in this prospectus by reference to the Annual Report on Amendment No. 1 to Form 10-KSB for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants; given the authority of said firm as experts in auditing and accounting.

                      -----------------------------------------

                      YOU SHOULD RELY ONLY ON THE INFORMATION
                      PROVIDED OR INCORPORATED BY REFERENCE IN
                      THIS PROSPECTUS OR ANY SUPPLEMENT. WE
                      HAVE NOT AUTHORIZED ANYONE ELSE TO
                      PROVIDE YOU WITH ADDITIONAL OR
                      DIFFERENCE INFORMATION. THE COMMON STOCK
                      IS NOT BEING OFFERED IN ANY STATE WHERE
                      THE OFFER IS NOT PERMITTED. YOU SHOULD
                      NOT ASSUME THAT THE INFORMATION IN THIS
                      PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE
                      AS OF ANY DATE OTHER THAN THE DATE ON
                      THIE FRONT OF SUCH DOCUMENT.

                      -----------------------------------------

                                3,239,685 Shares

                               EP MedSystems, Inc.

                                  COMMON STOCK

                             ----------------------

                                   PROSPECTUS
                                ___________, 2002

                             ----------------------

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

      The following table sets forth the estimated expenses of the registrant in connection with the issuance and distribution of the Shares registered hereunder (all amounts are estimated except the Commission and Nasdaq fees). Selling commissions and fees and stock transfer taxes are payable individually by the selling shareholders.

Securities and Exchange Commission registration fee                   $ 2,024.75
Legal fees and expenses                                                 7,500.00
Accountants' fees and expenses                                         10,000.00
Miscellaneous (including EDGARization and printing)                     3,000.00
     Total                                                            $22,524.75

Item 15. Indemnification of Directors and Officers

      Section 14A:3-5 of the New Jersey Business Corporation Act, as amended (the "BCA"), sets forth the extent to which a corporation may indemnify its directors, officers and employees. More specifically, such law empowers a corporation to indemnify a corporate agent against his or her expenses and liabilities incurred in connection with any proceeding (other than a derivative lawsuit) involving the corporate agent by reason of his or her being or having been a corporate agent if (a) the corporate agent acted in good faith or in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his or her conduct was unlawful. For purposes of such law the term "corporate agent" includes any present or former director, officer, employee or agent of the corporation, and a person serving as a "corporate agent" at the request of the corporation for any other enterprise, or the legal representative of any such director, officer, trustee, employee or agent. For purposes of this Section, "proceeding" means any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit, or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding.

      With respect to any derivative action, the corporation is empowered to indemnify a corporate agent against his or her expenses (but not his or her liabilities) incurred in connection with any proceeding involving the corporate agent by reason of his or her being or having been a corporate agent if the agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. However, only a court can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable to the corporation.

      The corporation may indemnify a corporate agent in a specific case if a determination is made by any of the following that the applicable standard of conduct was met: (i) the Board of Directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (ii) by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or (iii) by the shareholders.

      A corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant him or her the requested indemnification. In advance of the final disposition of a proceeding, the Board of Directors may direct the corporation to pay an agent's expenses if the agent agrees to repay the expenses in the event that it is ultimately determined that he is not entitled to indemnification.

      Our certificate of incorporation and by-laws provide that we may indemnify our directors, officers, Scientific Advisory Board members, employees and other agents to the fullest extent permitted by New Jersey law; provided, that such persons acted in good faith and in a manner reasonably believed to be in EP Med's best interest, with respect to any criminal proceeding, had no reasonable cause to believe such conduct was unlawful. We also maintain liability insurance for our officers and directors. There can be no assurance, however, that we will be able to maintain such insurance on reasonable terms.

      In addition, Section 14A:2-7 of the BCA provides that a New Jersey corporation may include within its certificate of incorporation provisions eliminating or limiting the personal liability of its directors and officers in shareholder actions brought to obtain damages for alleged breaches of fiduciary duties, as long as the alleged acts or omissions did not involve a breach of a duty of loyalty to the corporation or its shareholders, were performed in good faith, did not involve a knowing violation of law or result in an improper personal benefit.

      Our certificate of incorporation and by-laws provide that our directors will not be personally liable to us or our shareholders for damages for breach of any duty owed to us or our shareholders, except for liabilities arising from any breach of duty based upon an act or omission (i) in breach of the duty of loyalty to us, (ii) not in good faith or involving a knowing violation of law or
(iii) resulting in receipt by such director or officer of an improper personal benefit.

Item 16. Exhibits

Exhibit Number      Description
--------------      -----------

      5.1* Opinion of Sills Cummis Radin Tischman Epstein & Gross, P.A., regarding the legality of the Shares

      23.1*         Consent of PricewaterhouseCoopers LLP

      23.2* Consent of Sills Cummis Radin Tischman Epstein & Gross, P.A.(contained in Exhibit 5.1)

      24*           Power of Attorney (included on signature page)

----------
*     filed herewith

Item 17. Undertakings

The undersigned registrant hereby undertakes:

      1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      Provided, however, that the registrant does not need to make post-effective amendments with respect to the information set forth in paragraphs (a) and (b) above if such information is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and such periodic reports have been incorporated by reference in this registration statement.

      2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      3. To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold after the termination of the offering.

      4. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Mount Arlington, State of New Jersey, on April 25, 2002.

                                POWER OF ATTORNEY

      We, the undersigned directors and officers of EP MedSystems and each of us, do hereby constitute and appoint Reinhard Schmidt and Joseph M. Turner, or either of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated above, which said attorneys or agents, or either of them, may deem necessary or advisable to enable EP MedSystems to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, and any and all amendments (including post-effective amendments) to this registration statement, including specifically but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) to such registration statement; and we do hereby ratify and confirm all that the said attorneys and agents, or their substitute or substitutes, or either of them, shall do or cause to be done by virtue hereof.

                                              EP MedSystems, Inc.


                                              By:  /s/ David A. Jenkins
                                                   -------------------------
                                                   David A. Jenkins
                                                   Chairman of the Board and
                                                   Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                                     Date
         ---------                                     ----

/s/ David A. Jenkins                                   April 25, 2002
-----------------------------------------
David A. Jenkins, Chairman and
Chief Executive Officer
(Principal Executive Officer)


/s/ Reinhard Schmidt                                   April 25, 2002
-----------------------------------------
Reinhard Schmidt, President and
Chief Operating Officer and Director

/s/ Joseph M. Turner                                    April 25, 2002
-----------------------------------------
Joseph M. Turner, Chief Financial Officer
and Secretary
(Principal Accounting Officer)


/s/ Darryl D. Fry                                       April 25, 2002
-----------------------------------------
Darryl D. Fry
Director


/s/ John E. Underwood                                   April 25, 2002
-----------------------------------------
John E. Underwood
Director


/s/ Abhijeet Lele                                       April 25, 2002
-----------------------------------------
Abhijeet Lele
Director

                                  EXHIBIT INDEX

Exhibit Number      Description
--------------      -----------

      5.1           Opinion of Sills Cummis Radin Tischman Epstein & Gross, P.A.

      23.1          Consent of PricewaterhouseCoopers LLP

      23.2          Consent of Sills Cummis Radin Tischman Epstein & Gross, P.A.
                    (included as part of Exhibit 5.1)

      24            Power of Attorney (included on signature page)